Better For You Wellness Announces Replacement of Independent Director

Columbus, Ohio - (June 24, 2022) - Better For You Wellness, Inc. (OTCQB: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, announces that Dr. Nicola Finley, MD has resigned as a Director of the Company effective June 18, 2022 due to time constraints and professional bandwidth. Alongside Dr. Finley's resignation from the Company's Board of Directors (the "Board"), she notified the Board of her willingness to voluntarily relinquish the compensatory options referenced in her Director Agreement dated August 29, 2021.

Furthermore, the Company is pleased to announce that on June 20, 2022, its Board of Directors has unanimously appointed Melisse Gelula as a non-executive independent director, effective immediately. Ms. Gelula is Co-Founder and former Chief Creative Officer for Well+Good, a wellness-focused media company that was acquired by Leaf Group Ltd. (NYSE: LEAF) in 2018. Gelula was honored by Inc. Magazine as one of the 9 Most Creative Entrepreneurs of 2018 and by AdWeek (June 2018), recognized as 10 Writers and Editors Who Are Changing the National Conversation. Gelula is also the former editor-in-chief of SpaFinderLifestyle.com, beauty director at Luxury SpaFinder Magazine, and travel editor at Fodor's Travel Publications. She is an advisory board member of the Global Wellness Institute and a member of its Mental Wellness Initiative. Gelula earned her B.A. from the University of Iowa and an M.A. from the University of Toronto.

"Dr. Finley served the Company during a critical growth period for the Company and helped us pave the path for our next stages of growth and evolution, and for that, we are incredibly grateful. We appreciate her continued support and guidance as a friend of Better For You Wellness, and wish her continued success in all that she does," said Ian James, Chief Executive Officer of Better For You Wellness.

"I'm thrilled to be joining the Board of a rapidly growing company like Better For You Wellness with such a strong pipeline of brands, products, and pending transactions that I've witnessed first-hand while serving on the Company's advisory board," commented Ms. Gelula. "Wellness products lacking functionality are not wellness products at all. In applying my years of experience within the wellness sector to Better For You Wellness, I'm excited to improve the experience for consumers in creating and acquiring brands that can truly enhance their lives."

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTCQB: BFYW) is a Columbus, Ohio-based Company pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire multiple companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Contact:

Better For You Wellness, Inc.

Ian James, CEO

investors@bfyw.com

Forward-Looking Statements

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